Exhibit 4.2

EXECUTION VERSION

Quorum Health Corporation

$400,000,000 11.625% Senior Notes due 2023

REGISTRATION RIGHTS JOINDER

April 29, 2016

CREDIT SUISSE SECURITIES (USA) LLC,

  As Representative of the several Initial Purchasers,

        C/O CREDIT SUISSE SECURITIES (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement (the “Registration Rights Agreement”) dated April 22, 2016, among Quorum Health Corporation, a Delaware corporation (the “Issuer” or the “Company”), and the several Initial Purchasers listed on Schedule A thereto (the “Initial Purchasers”), for whom Credit Suisse Securities (USA) LLC is acting as representative (in such capacity, the “Representative”), concerning certain registration rights provisions with respect to the $400,000,000 aggregate principal amount of 11.625% Senior Notes due 2023 issued by the Issuer. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Registration Rights Agreement. This agreement (this “Registration Rights Joinder”) is the “Registration Rights Joinder” referred to in the Registration Rights Agreement.

Each of the Guarantors, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agrees to join, and to become bound by the terms, conditions, covenants, agreements, indemnities and other provisions of, the Registration Rights Agreement as a “Guarantor”, in each case with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally a party thereto, and as if such party executed the Registration Rights Agreement on the date thereof.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Registration Rights Joinder by signing in the space provided below.

Very truly yours,

	By:	/s/ Michael J. Culotta
	Name:	Michael J. Culotta
	Title:	President
Acting on behalf of each of the Guarantors set
forth below

Anna Hospital Corporation		Massillon Community Health System LLC

Big Bend Hospital Corporation		Massillon Health System LLC

Big Spring Hospital Corporation		Massillon Holdings, LLC

Blue Island Hospital Company, LLC		McKenzie Tennessee Hospital Company, LLC

Blue Island Illinois Holdings, LLC		MMC of Nevada, LLC

Blue Ridge Georgia Holdings, LLC		Monroe HMA, LLC

Centre Hospital Corporation		MWMC Holdings, LLC

Clinton Hospital Corporation		National Healthcare of Mt. Vernon, Inc.

CSRA Holdings, LLC		Phillips Hospital Corporation

Deming Hospital Corporation		QHC California Holdings, LLC

DHSC, LLC		QHG of Massillon, Inc.

Evanston Hospital Corporation		Quorum Health Investment Company, LLC

Forrest City Arkansas Hospital Company, LLC		Quorum Health Resources, LLC

Forrest City Hospital Corporation		Red Bud Hospital Corporation

Fort Payne Hospital Corporation		Red Bud Illinois Hospital Company, LLC

Galesburg Hospital Corporation		San Miguel Hospital Corporation

Granite City Hospital Corporation		Sunbury Hospital Company, LLC

Granite City Illinois Hospital Company, LLC		Tooele Hospital Corporation

Greenville Hospital Corporation		Triad of Oregon, LLC

Hamlet H.M.A., LLC		Watsonville Hospital Corporation

Hospital of Barstow, Inc.		Waukegan Hospital Corporation

Hospital of Louisa, Inc.		Waukegan Illinois Hospital Company, LLC

Jackson Hospital Corporation (KY)		Williamston Hospital Corporation

Lexington Hospital Corporation		Winder HMA, LLC

Marion Hospital Corporation

[Signature Page to the Registration Rights Agreement Joinder]

The foregoing Registration Rights Joinder

is hereby accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC,

By:	/s/ Priyanka Verma
Name:	Priyanka Verma
Title:	Director

Acting on behalf of itself and as Representative of the several Initial Purchasers

[Signature Page to the Registration Rights Agreement Joinder]